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                                      EXHIBIT 11
                        WELLS FARGO & COMPANY AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER COMMON SHARE


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                                                                    Quarter          Six months
                                                              ended June 30,      ended June 30,
                                                            ---------------     ---------------
(in millions)                                                1997      1996      1997      1996
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
PRIMARY EARNINGS PER COMMON SHARE
  Net income                                                $ 228     $ 363     $ 568     $ 627
  Less preferred dividends                                      6        19        17        29
                                                            -----     -----     -----     -----
    Net income for calculating primary
      earnings per common share                             $ 222     $ 344     $ 551     $ 598
                                                            -----     -----     -----     -----
                                                            -----     -----     -----     -----

  Average common shares outstanding                          89.0      95.6      89.9      71.3
                                                            -----     -----     -----     -----
                                                            -----     -----     -----     -----

PRIMARY EARNINGS PER COMMON SHARE                           $2.49     $3.61     $6.12     $8.39
                                                            -----     -----     -----     -----
                                                            -----     -----     -----     -----

FULLY DILUTED EARNINGS PER COMMON SHARE (1)
  Net income                                                $ 228     $ 363     $ 568     $ 627
  Less preferred dividends                                      6        19        17        29
                                                            -----     -----     -----     -----
    Net income for calculating fully
      diluted earnings per common share                     $ 222     $ 344     $ 551     $ 598
                                                            -----     -----     -----     -----
                                                            -----     -----     -----     -----

  Average common shares outstanding                          89.0      95.6      89.9      71.3
  Add exercise of options, warrants and
    share rights, reduced by the number
    of shares that could have been
    purchased with the proceeds from
    such exercise                                             1.0       1.8       1.0       1.8
                                                            -----     -----     -----     -----
  Average common shares outstanding as adjusted              90.0      97.4      90.9      73.1
                                                            -----     -----     -----     -----
                                                            -----     -----     -----     -----

FULLY DILUTED EARNINGS PER COMMON SHARE                     $2.47     $3.54     $6.06     $8.19
                                                            -----     -----     -----     -----
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(1) This presentation is submitted in accordance with Item 601(b)(11) of
    Regulation S-K.  This presentation is not required by APB Opinion No. 15, because it results in dilution of less than 3%.